Exhibit 8

Execution Copy

LIMITED GUARANTY

LIMITED GUARANTY, dated as of December 21, 2012 (this “Limited Guaranty”), by Mr. Michael Xin Hui (the “Founder Guarantor”), TPG Star, L.P., a Delaware limited partnership (the “TPG Star Guarantor”), and TPG Biotechnology Partners II, L.P., a Delaware limited partnership, (the “TPG Biotech Guarantor” and together with the Founder Guarantor and TPG Star Guarantor, collectively, the “Guarantors” and each, a “Guarantor”), in favor of ShangPharma Corporation, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Guaranteed Party”).

1. LIMITED GUARANTY. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement) among ShangPharma Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Holdings”), ShangPharma Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdings (“Parent”), ShangPharma Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), each Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally, severally but not jointly, as primary obligor and not merely as surety, guarantees to the Guaranteed Party the due and punctual performance and discharge of its respective percentage as set forth opposite to its name in Annex 1 (for each such Guarantor, the “Guaranteed Percentage”) of the (A) payment obligations of Parent to the Guaranteed Party under Section 8.5(c) of the Merger Agreement (the “Parent Fee Obligations”), (B) the reimbursement obligations of Parent pursuant to the first sentence of Section 8.5(d) of the Merger Agreement and (C) the indemnification and reimbursement obligations of Parent under Section 6.12(c) of the Merger Agreement, in each case, if, as and when those obligations become payable and due under the Merger Agreement (the obligations described in foregoing clauses (B) and (C), collectively, the “Financing and Enforcement Expense Obligations” and together with the Parent Fee Obligations, the “Guaranteed Obligations”). In no event shall a Guarantor’s aggregate liability for (i) the Parent Fee Obligations exceed such Guarantor’s Guaranteed Percentage of the Parent Termination Fee or (ii) the Financing and Enforcement Expense Obligations exceed such Guarantor’s Guaranteed Percentage of the lesser of (x) $425,000 or (y) the Financing and Enforcement Expense Obligations that have been paid or are payable by Parent (such limitation on the liability the Guarantor may have for the Guaranteed Obligations being herein referred to as the Guarantor’s “Cap”), it being understood that this Limited Guaranty may not be enforced against any Guarantor without giving effect to such Guarantor’s Cap (and to the provisions of Sections 7 and 8 hereof). This Limited Guaranty may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance upon the execution of this Limited Guaranty.

If Holdings, Parent or Merger Sub fails to discharge any Guaranteed Obligations when due, then each Guarantor shall, on the Guaranteed Party’s demand, forthwith pay to the Guaranteed Party the Guaranteed Obligations (up to such Guarantor’s Cap), and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Holdings, Parent or Merger Sub has failed to discharge the Guaranteed Obligations, take any and all actions available hereunder to collect any Guarantor’s liabilities hereunder in respect of such Guaranteed Obligations, subject to such Guarantor’s Cap.

In furtherance of the foregoing, each Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against such Guarantor for the full amount of the Guaranteed Obligations (subject to such Guarantor’s Cap), regardless of whether any such action is brought against Holdings, Parent, Merger Sub or any other Guarantor or whether Holdings, Parent, Merger Sub or any other Guarantor is joined in any such action or actions.

2. NATURE OF GUARANTY. Each Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Holdings, Parent or Merger Sub. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Holdings, Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be, and is, returned to a Guarantor for any reason whatsoever, each Guarantor shall remain liable hereunder as if such payment had not been made. This Limited Guaranty is a guarantee of payment and not of collection.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. Each Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Holdings, Parent or Merger Sub, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting such Guarantor’s obligations under this Limited Guaranty or affecting the validity or enforceability of this Limited Guaranty. Each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Holdings, Parent or Merger Sub, or any other Person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any other agreement evidencing, securing or otherwise executed by Holdings, Parent, Merger Sub and/or the Guaranteed Party in connection with the transactions contemplated by the Merger Agreement; (c) any change in the corporate existence, structure or ownership of Holdings, Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Holdings, Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any other Guarantor); (e) the existence of any claim, set-off or other right which such Guarantor may have at any time against Holdings, Parent or Merger Sub or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise (other than defenses to the payment of the Guaranteed Obligations that are available to Holdings, Parent or Merger Sub under the Merger Agreement); or (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations. To the fullest extent permitted by law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices to Holdings, Parent or Merger Sub pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect or any right to require the marshalling of assets of Holdings, Parent or Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally, including, without limitation, any event, condition or circumstance that might be construed to constitute, an equitable or legal discharge of such Guarantor’s obligations hereunder (other than a breach of this Limited Guaranty by, or fraud of, the Guaranteed Party). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits.

Each Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against Holdings, Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of such Guarantor’s obligations under or in respect of this Limited Guaranty (subject to such Guarantor’s Cap), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Holdings, Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Holdings, Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and no Guarantor shall exercise any such rights unless and until all amounts payable by such Guarantor under this Limited Guaranty (which shall be subject to such Guarantor’s Cap) shall have been indefeasibly paid in full in immediately available funds. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable under this Limited Guaranty (which shall be subject to the Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by such Guarantor under this Limited Guaranty. Notwithstanding anything to the contrary contained in this Limited Guaranty or otherwise, the Guaranteed Party hereby agrees that (a) to the extent that Holdings, Parent and/or Merger Sub is relieved of any of the Guaranteed Obligations under the Merger Agreement (other than by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at law)), each Guarantor shall be similarly relieved of its corresponding payment obligations under this Limited Guaranty, and (b) each Guarantor shall have all defenses to the payment of its obligations under this Limited Guaranty (which in any event shall be subject to such Guarantor’s Cap) that would be available to Holdings, Parent and/or Merger Sub under the Merger Agreement with respect to the Guaranteed Obligations, as well as any defenses in respect of any fraud or willful misconduct of the Guaranteed Party or its Affiliates (other than defenses arising from the bankruptcy or insolvency of Holdings, Parent or Merger Sub).

4. REPRESENTATIONS AND WARRANTIES. Each Guarantor (other than, in the case of the representations and warranties contained in Section 4(a)(ii)(B)(1), the Founder Guarantor) hereby represents and warrants, severally and not jointly, that:

(a) (i) it has all requisite limited partnership or other power and authority to execute, deliver and perform this Limited Guaranty and the execution, delivery and (ii) performance of this Limited Guaranty (A) have been duly authorized by all necessary action and (B) do not contravene (1) any provision of such Guarantor’s partnership agreement or (2) any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guaranty by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guaranty;

(c) assuming due execution and delivery of the Merger Agreement by all parties thereto, this Limited Guaranty constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to: (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) general equitable principles (whether considered in a proceeding in equity or at Law); and

(d) such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty, and all funds necessary for such Guarantor to fulfill its obligations under this Limited Guaranty shall be available to such Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 7 hereof.

The Guaranteed Party hereby represents and warrants that:

(a) the execution, delivery and performance of this Limited Guaranty have been duly authorized by all necessary action and do not contravene any provision of the Guaranteed Party’s charter, bylaws, or any Law, regulation, rule, decree, order, judgment or contractual restriction applicable to or binding on the Guaranteed Party or its assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guaranty by the Guaranteed Party have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee; and

(c) assuming due execution and delivery of the Merger Agreement by all parties thereto, this Limited Guaranty constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, subject to: (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) general equitable principles (whether considered in a proceeding in equity or at Law).

5. NO ASSIGNMENT. Neither the Guarantors nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person (except by operation of Law) without the prior written consent of the Guaranteed Party (in the case of an assignment or delegation by a Guarantor) or the Guarantors (in the case of an assignment or delegation by the Guaranteed Party); provided, however, that each Guarantor may assign or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to any other Person to which it has allocated all or a portion of its investment commitment to Parent; provided, further, that no such assignment or delegation shall relieve such Guarantor of its obligations hereunder as a primary obligor.

6. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) in writing by hand delivery, by facsimile transmission with confirmation of receipt, or by overnight delivery by a nationally recognized courier service, in each case to the address (or facsimile number) listed below (or to such other address or facsimile number as a party may designate by notice to other parties) as follows:

if to TPG Star, L.P.:

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

USA

Attention: Legal Department

Facsimile: +1 817 871-4088

if to TPG Biotechnology Partners II, L.P.:

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

USA

Attention: Legal Department

Facsimile: +1 817 871-4088

in each case, with a copy (which shall not constitute notice) to:

Ropes & Gray

41st Floor, One Exchange Square

8 Connaught Place

Central, Hong Kong

Attention: Scott A. Jalowayski

                 Paul W. Boltz, Jr.

Facsimile: +852 3664 6588

if to Founder Guarantor:

Mr. Michael Xin Hui

289 Taiyuan Road, Building 2, Apt. 1503

Shanghai 200031

China

Facsimile: +8621 64736926

in each case, with a copy (which shall not constitute notice) to:

Latham & Watkins

One Exchange Square

8 Connaught Place, Central

Hong Kong

Attention: Tim Gardner

Facsimile: +852 2912 2600

If to the Guaranteed Party, as provided in the Merger Agreement.

7. CONTINUING GUARANTY. This Limited Guaranty may not be revoked or terminated and shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid in full. Notwithstanding the foregoing, or anything express or implied in this Limited Guaranty or otherwise, this Limited Guaranty shall terminate and the Guarantors shall have no further obligations under or in connection with this Limited Guaranty as of the earliest of: (i) the Effective Time, if the Closing occurs; (ii) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties thereto or in circumstances where the Parent Termination Fee is not payable; and (iii) in the case of a termination of the Merger Agreement for which the Parent Termination Fee is payable, the date falling 180 days after such termination (unless, in the case of clause (iii) above, the Guaranteed Party has previously made a claim under this Limited Guaranty prior to such date, in which case this Limited Guarantee shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Guarantors of any obligations finally determined or agreed to be owed by the Guarantors, consistent with the terms hereof). Notwithstanding the foregoing, or anything express or implied in this Limited Guaranty or otherwise, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting each Guarantor’s liability to such Guarantor’s Cap and limiting the Guaranteed Party’s enforcement hereof to the payment of money only or the provisions of this Section 7 or Section 8 hereof are illegal, invalid or unenforceable in whole or in part, asserts that any Guarantor is liable in respect of the Guaranteed Obligations in excess of or to a greater extent than such Guarantor’s Cap, or asserts any theory of liability against any Non-Recourse Party (as defined in Section 8 hereof) with respect to this Limited Guaranty, the TPG Equity Financing Commitment, the Joint Benefit Equity Financing Commitment, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guaranty or the Merger Agreement, or the transactions contemplated hereby or thereby, other than Retained Claims (as defined in Section 8 hereof) asserted by the Guaranteed Party against the Non-Recourse Party(ies) against which such Retained Claims may be asserted pursuant to Section 8, then: (i) the obligations of such Guarantor under or in connection with this Limited Guaranty shall terminate ab initio and be null and void, (ii) if such Guarantor has previously made any payments under or in connection with this Limited Guaranty, it shall be entitled to recover and retain such payments, and (iii) neither such Guarantor nor any other Non-Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other Person in any way under or in connection with this Limited Guaranty, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guaranty or the Merger Agreement (including, without limitation, the TPG Equity Financing Commitment and the Joint Benefit Equity Financing Commitment), or the transactions contemplated hereby or thereby.

8. NO RECOURSE. The Guaranteed Party acknowledges and agrees that the sole asset of Holdings, Parent and Merger Sub is cash in a de minimis amount (less than $1,000) and that no additional funds are expected to be contributed to Holdings, Parent or Merger Sub unless and until the Closing occurs under the Merger Agreement. Notwithstanding anything that may be expressed or implied in this Limited Guaranty, the Merger Agreement, the Voting Agreement, the TPG Equity Financing Commitment or the Joint Benefit Equity Financing Commitment (collectively, the “Transaction Agreements”), or in any agreement or instrument delivered or statement made or action taken in connection with, or that otherwise in any manner relates to, the transactions contemplated by any of the Transaction Agreements or the negotiation, execution, performance or breach of any Transaction Agreement (this Limited Guaranty, the other Transaction Agreements and such agreements, instruments, statements and actions collectively, “Transaction-Related Matters”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any of its Affiliates, and notwithstanding the fact that each Guarantor may be a partnership, by its acceptance of the benefits of this Limited Guaranty, the Guaranteed Party covenants, acknowledges and agrees, on behalf of itself and its Affiliates, that:

(a) no Non-Recourse Party (as hereinafter defined) has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under, in connection with or in any manner related to any Transaction-Related Matter, other than (i) Holdings’, Parent’s and/or Merger Sub’s obligation to make a cash payment to the Guaranteed Party under and pursuant to the terms of Section 6.12(c), Section 8.5(c), and Section 8.5(d) of the Merger Agreement and, without duplication, a Guarantor’s obligation to make a cash payment to the Guaranteed Party under and pursuant to the terms of this Limited Guaranty (subject to such Guarantor’s Cap), (ii) Holdings’, Parent’s and/or Merger Sub’s obligation (x) to cause the TPG Equity Financing and the Joint Benefit Equity Financing to be funded when and if the Guaranteed Party seeks specific performance of such obligation pursuant to, in accordance with, and subject to the limitations set forth in Section 9.11 of the Merger Agreement, and (y) to otherwise comply with the terms of the Merger Agreement, (iii) a Guarantor’s obligation to specifically perform its obligation to make an equity contribution to Holdings pursuant to the TPG Equity Financing Commitment or the Joint Benefit Equity Financing Commitment, as applicable, when and if the conditions thereto have been satisfied and Holdings or the Company seeks specific performance of such obligation pursuant to, in accordance with, and subject to the limitations set forth in, Section 5 of the TPG Equity Financing Commitment or Section 5 of the Joint Benefit Equity Financing Commitment, as applicable, and Section 9.11 of the Merger Agreement, and (iv) the obligations of Parent and the Rollover Shareholders to comply with the terms of the Voting Agreement (the claims described in clauses (i) through (iv), collectively, the “Retained Claims”);

(b) no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under, in connection with or in any manner related to any Transaction-Related Matter shall be sought or had against (and, without limiting the generality of the foregoing, no liability shall attach to) any Non-Recourse Party, whether through Holdings, Parent, Merger Sub, or any other Person interested in the transactions contemplated by any Transaction Agreement or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Non-Recourse Party, by or through a claim by or on behalf of the Guaranteed Party, Holdings, Parent, Merger Sub or any other Person against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except for Retained Claims; and

(c) neither the Guaranteed Party nor any of its Affiliates has relied on any statement, representation or warranty or assurance made by, or any action taken by, any Person in connection with or in any manner related to a Transaction-Related Matter, other than those made by (i) the Guarantors in this Limited Guaranty, (ii) Holdings, Parent and Merger Sub in the Merger Agreement, (iii), the TPG Funds in the TPG Equity Financing Commitment, (iv) Joint Benefit Group Limited in the Joint Benefit Equity Financing Commitment, and (v) Parent and the Rollover Shareholders in the Voting Agreement.

The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Guaranteed Party, all of its Affiliates and any Person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties, in respect of any claims, liabilities or obligations arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. To the fullest extent permitted by Law, the Guaranteed Party, on behalf of itself and its Affiliates, hereby releases, remises and forever discharges all claims (other than Retained Claims) that the Guaranteed Party, or any of its Affiliates, has had, now has or might in the future have against any Non-Recourse Party arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims, it shall not, and it shall cause its Affiliates not to, institute any proceeding or bring any claim in any way under, in connection with or in any manner related to any Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party. Other than the Non-Recourse Parties, no Person other than the Guarantors and the Guaranteed Party shall have any rights or remedies under, in connection with or in any manner related to this Limited Guaranty or the transactions contemplated hereby.

As used herein, the term “Non-Recourse Parties” means the Guarantors and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, members, managers, management companies, general or limited partners, assignees or Affiliates of the Guarantors (including but not limited to Holdings, Parent and Merger Sub) and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, members, managers, management companies, general or limited partners, assignees or Affiliates of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, and the providers of the Debt Financing.

9. GOVERNING LAW; JURISDICTION; VENUE. This Limited Guaranty, the rights of the parties under or in connection herewith or the transactions contemplated hereby, and all actions or proceedings arising out of or related to any of the foregoing, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to principles of conflicts of law. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Limited Guaranty brought by any party or its affiliates against any other party or its affiliates shall be brought and determined in the courts of the State of New York sitting in the County of New York or the federal courts of the United States of America sitting in the Southern District of New York. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Limited Guaranty and the transactions contemplated hereby. Each of the parties agrees not to commence or maintain any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Limited Guaranty or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Limited Guaranty, or the subject matter hereof, may not be enforced in or by such courts.

10. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING CONTEMPLATED BY SECTION 9 HEREOF IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11. COUNTERPARTS. This Limited Guaranty shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guaranty may be executed by facsimile or electronic transmission in pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12. THIRD PARTY BENEFICIARIES. This Limited Guaranty shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guaranty is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Limited Guaranty the parties intend that all Non-Recourse Parties other than the Guarantors shall be, and such Non-Recourse Parties are, intended third party beneficiaries of this Limited Guaranty who may rely on and enforce the provisions of this Limited Guaranty that bar the liability, or otherwise protect the interests, of such Non-Recourse Parties.

13. CONFIDENTIALITY.

This Limited Guaranty shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guaranty may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantors; provided that no such written consent is required for any disclosure of the existence or content of this Limited Guaranty by the Guaranteed Party: (i) to its Affiliates and its representatives; or (ii) to the extent required by Law or the rules of any self-regulatory organization or securities exchange.

14. MISCELLANEOUS.

(a) This Limited Guaranty, together with the Merger Agreement, TPG Equity Financing Commitment, Joint Benefit Equity Financing Commitment, Contribution Agreement, Voting Agreement and any other agreement or instrument delivered in connection with the transactions contemplated by the Merger Agreement, constitute the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantors or any of their Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand. No amendment, supplementation, modification or waiver of this Limited Guaranty or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantors in writing. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of any Guarantor or any other Non-Recourse Party in connection with this Limited Guaranty except as expressly set forth herein by the Guarantors. The Guarantors and their respective Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guaranty except as expressly set forth herein by the Guaranteed Party.

(b) Any term or provision of this Limited Guaranty that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable by any Guarantor hereunder to such Guarantor’s Cap provided in Section 1 hereof and to the provisions of Sections 7 and 8 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guaranty.

(d) All parties acknowledge that each party and its counsel have reviewed this Limited Guaranty and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guaranty.

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IN WITNESS WHEREOF, the Guarantors have caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

TPG STAR, L.P.

By:	TPG STAR GenPar, L.P.,

its general partner

By:	TPG STAR GenPar Advisors, LLC,

its general partner

By:	/s/ Ronald Cami

	Name:	Ronald Cami
	Title:	Vice President

[SIGNATURE PAGE TO LIMITED GUARANTY]

TPG BIOTECHNOLOGY PARTNERS II, L.P.

By:	TPG Biotechnology GenPar II, L.P.,

its general partner

By:	TPG Biotechnology GenPar II Advisors, LLC,

its general partner

By:	/s/ Ronald Cami

	Name:	Ronald Cami
	Title:	Vice President

[SIGNATURE PAGE TO LIMITED GUARANTY]

MICHAEL XIN HUI

/s/ Michael Xin Hui

[SIGNATURE PAGE TO LIMITED GUARANTY]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

SHANGPHARMA CORPORATION

By:	/s/ Yuk Lam Lo

Name:
Title:

[SIGNATURE PAGE TO LIMITED GUARANTY]

ANNEX 1

Guarantor	Percentage
Mr. Michael Xin Hui	69.62%

TPG Star, L.P.	20.25%

TPG Biotechnology Partners II, L.P.	10.13%